Hohn Engineering, PLLC
2708 1st Avenue North, Suite 200
Billings, MT 59101
Tel 406-655-3381	Fax 406-655-3383	Email: hohneng@hohneng.com

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of the name Hohn Engineering, PLLC and of references to Hohn Engineering, PLLC and to the inclusion of and references to our report, or information contained therein, dated February 16, 2015, prepared for FX Energy, Inc., in the FX Energy, Inc., annual report on Form 10-K for the year ended 31st December 2014, and the incorporation by reference to the report prepared by Hohn Engineering, PLLC into FX Energy, Inc.’s registration statement to be filed July 30, 2015.

HOHN ENGINEERING, PLLC /s/ Thomas K. Hohn Thomas K. Hohn Registered Professional Petroleum Engineer July 30, 2015